                                                                      EXHIBIT 11


                                   MEDEX, INC.
                        COMPUTATION OF EARNINGS PER SHARE


                                          THREE MONTHS ENDED
                                              SEPTEMBER 30,
                                         1996             1995
                                         ----             ----
PRIMARY:
Weighted Average Common
  Shares Outstanding                   6,200,872        6,161,025
Common Equivalent Shares -
  Stock Options                          157,069 (1)       37,128 (1)
                                      ----------       ----------
Common Shares and Common
  Equivalent Shares Outstanding        6,357,941        6,198,153
                                      ==========       ==========
NET INCOME                            $2,713,798       $1,137,069
                                      ==========       ==========
NET INCOME PER SHARE                  $     0.43       $     0.18
                                      ==========       ==========


FULLY DILUTED:
Weighted Average Common
  Shares Outstanding                   6,200,872        6,161,025
Common Equivalent Shares -
  Stock Options                          235,202 (1)       37,160 (1)
                                      ----------       ----------
Common Shares and Common
  Equivalent Shares Outstanding        6,436,074        6,198,185
                                      ==========       ==========
NET INCOME                            $2,713,798       $1,137,069
                                      ==========       ==========
NET INCOME PER SHARE                  $     0.42            $0.18
                                      ==========       ==========

(1) Calculated under the Treasury Stock Method using the average price or period-end market price of Medex stock, as applicable.